Exhibit 99.1

Expedia, Inc. Reports Second Quarter 2011 Results

Exceeds $1 billion in quarterly revenue for first time in history

BELLEVUE, Wash.—July 28, 2011—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for our second quarter ended June 30, 2011.

•	Revenue grew 23% for the quarter driven by a 21% increase in hotel room nights. Combined gross bookings growth for Hotels.com® and Venere.com® accelerated to 54% year-on-year for the quarter.

•	Advertising and media revenue grew 27% for the quarter fueled by TripAdvisor® Media Group’s strong performance with its sixth consecutive quarter of over 30% revenue growth.

•	Free cash flow increased 29% for the first six months of 2011 due to strength in our merchant hotel business and for the second quarter adjusted EPS grew 25% year-over-year.

Financial Summary & Operating Metrics (figures in $MMs except transactions and per share amounts)

Metric	Quarter Ended 6.30.11	Quarter Ended 6.30.10	Y / Y Growth
Transactions (mm)	19.4	16.9	15%
Gross bookings	$7,951.5	$6,683.2	19%
Revenue	1,023.6	834.0	23%
Revenue margin	12.9%	12.5%	40	bps
Operating income before amortization* (OIBA)	243.3	219.5	11%
Operating income	227.0	193.7	17%
Adjusted net income *	154.3	128.7	20%
Net income attributable to Expedia, Inc.	140.4	114.3	23%
Adjusted EPS *	$0.55	$0.44	25%
Diluted EPS	$0.50	$0.40	25%
Free cash flow *	432.7	270.4	60%

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of non-GAAP measures used throughout this release. The definition for OIBA was revised in the first quarter of 2009 and the definition for adjusted net income was revised in both the first quarter of 2009 and fourth quarter of 2010.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this press release.

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Discussion of Results

Gross Bookings, Revenue & Revenue Margins

Gross bookings increased 19% (15% excluding the estimated impact from year-on-year changes in foreign exchange rates) for the second quarter of 2011 compared with the second quarter of 2010, driven primarily by 15% growth in transactions, in addition to rising average airline ticket prices and average daily rates for hotel rooms. Domestic bookings increased 10% and international bookings increased 37% (22% excluding foreign exchange). International bookings totaled $3.0 billion, accounting for 38% of worldwide bookings compared to 33% in the prior year.

Revenue increased 23% (18% excluding foreign exchange) for the second quarter, primarily driven by an increase in hotel revenue and advertising and media revenue. Domestic revenue increased 10% while international revenue increased 45% (31% excluding foreign exchange). International revenue equaled $437 million, representing 43% of worldwide revenue compared to 36% in the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 12.9% for the second quarter, an increase of 40 basis points compared to the second quarter of 2010. The primary driver was strong growth in our higher margin hotel business partially offset by rising average air ticket prices.

Product & Services Detail

As a percentage of total worldwide revenue in the second quarter of 2011, hotel accounted for 65%, advertising and media accounted for 13%, air accounted for 10% and all other revenue sources accounted for the remaining 12%. Merchant transactions accounted for 44% of total gross bookings compared to 40% for the prior year period. The increase in merchant transactions was driven by strength in our merchant hotel business, particularly internationally. Merchant revenue equaled 67% of revenue in the second quarter, and remained relatively consistent with the prior year period. The shift in Easter timing contributed to the variance between merchant bookings and revenue growth rates.

Worldwide hotel revenue increased 27% for the second quarter driven by a 21% increase in room nights stayed. Revenue per room night increased 5% primarily due to higher average daily hotel rates during the quarter.

Worldwide air revenue decreased 1% for the second quarter, primarily due to a 3% decrease in air tickets sold, partially offset by an increase of 1% in revenue per ticket. The decrease in ticket volume was partially due to an 11% increase in average air ticket prices.

Advertising and media revenue increased 27% for the second quarter, driven by a 34% increase in third-party revenue for TripAdvisor. TripAdvisor experienced accelerated growth in cost per click (CPC) based revenue and display advertising revenue and robust growth in other revenue, primarily comprised of subscription-based products.

All other revenue (primarily car rentals, destination services and insurance) increased 19% for the second quarter driven by higher insurance revenue as well as fees related to our corporate travel business.

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Costs and Expenses

(Stock-based compensation expenses of $13 million for second quarter 2011 and $15 million for second quarter 2010 have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended June 30,			Three months ended June 30,
	2011	2010	Growth	2011	2010	Δ in bps
Cost of revenue	$198.0	$168.1	18%	19.3%	20.2%	(82)
Selling and marketing	391.1	293.7	33%	38.2%	35.2%	299
Technology and content	106.8	84.2	27%	10.4%	10.1%	34
General and administrative	78.1	71.3	10%	7.6%	8.6%	(92)

Total costs and expenses	$774.0	$617.3	25%	75.6%	74.0%	160

Cost of revenue (non-GAAP)

•

Cost of revenue increased 18% for the second quarter due to higher credit card processing costs related to our merchant transaction growth as well as higher data center costs partially offset by efficiencies achieved within our customer service operations due in part to prior technology investments including interactive call routing and agent desktop technology.

Selling and Marketing (non-GAAP)

•

The 33% increase in selling and marketing expense in the second quarter was primarily driven by increases in online marketing expenses at Hotels.com and TripAdvisor; offline marketing expenses at Expedia® and Hotels.com; and higher personnel expenses driven by additional headcount across most of our brands, primarily at TripAdvisor, Partner Services Group (PSG) Egencia® and Expedia.

•	We also significantly reduced selling and marketing expenses during second quarter 2010 in response to the decline in travel due to volcanic activity in Europe.

•

Indirect costs, including personnel in PSG, TripAdvisor, Egencia and our various leisure brands represented 27% of selling and marketing expense in the second quarter of 2011, consistent with second quarter 2010.

Technology and Content (non-GAAP)

•

The 27% increase in technology and content expense in the second quarter was primarily due to higher personnel costs for additional headcount to support our corporate technology function, worldwide transaction-based businesses, primarily Expedia, and TripAdvisor; and increased depreciation expense associated with higher capital expenditures.

General and Administrative (non-GAAP)

•

The 10% increase in general and administrative expense for the second quarter was primarily driven by increases in personnel costs for increased headcount partially offset by a decrease in legal settlements, reserves and accruals.

Profitability

OIBA for the second quarter increased 11% (7% excluding foreign exchange) to $243 million due to increased revenue, partially offset by increased expenses. OIBA decreased 255 basis points as a percentage of revenue to 24% due to growth in selling and marketing expenses as well as technology and content expenses in excess of revenue growth.

Operating income increased 17% primarily due to the same factors impacting OIBA. The higher growth in operating income versus OIBA stems from a realized loss on revenue hedges in second quarter 2011 versus a realized gain on revenue hedges recorded in the prior year. Realized gains and losses from our revenue hedging program are included in OIBA and excluded from operating income. Operating income for second quarter 2011 includes approximately $2 million in costs related to the planned spin-off of TripAdvisor Media Group later this year.

Interest expense increased $11 million for second quarter 2011 as compared to the prior year period primarily due to the $750 million of additional debt issued in August 2010. Other, net represented a loss of $5 million in second quarter 2011 primarily comprised of realized foreign exchange losses on our hedges offsetting book-to-stay gains related to revenue earned in foreign currencies.

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The effective tax rates on GAAP pre-tax income were 28.2% for the second quarter 2011 compared with 34.3% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 28.6% for the second quarter 2011 compared with 34.2% in the prior year period. The lower rate in the second quarter 2011 was primarily driven by an increase in estimated earnings in jurisdictions outside the United States.

Adjusted net income for the second quarter increased $26 million compared to the prior year period primarily due to higher OIBA and a lower effective tax rate, partially offset by higher interest expense. Net income increased $26 million compared to the prior year period primarily due to higher operating income and the same factors impacting adjusted net income. Adjusted EPS increased 25% to $0.55 and diluted EPS increased 25% to $0.50. The higher growth in adjusted EPS versus adjusted net income stems from our lower adjusted weighted average shares outstanding in second quarter 2011 versus the year prior.

The results for the second quarter of 2011 include Travelforce™, which was acquired during the quarter, as well as Holiday Lettings™, Mobiata® and EveryTrail®, which were acquired during the second quarter of 2010, fourth quarter of 2010 and first quarter of 2011, respectively. The collective impact of these acquisitions on second quarter 2011 results was not meaningful.

Foreign Exchange

Foreign currency rate fluctuations positively impacted our second quarter revenue growth rates primarily due to year-over-year appreciation in the Euro, Pound, Australian dollar and Canadian dollar.

Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. In the second quarter of 2011 we realized a loss from our hedging program of $6 million, which offset the book-to-stay gain. In the second quarter of 2010 we realized a gain from our hedging program of $3 million, which substantially offset the book-to-stay loss in that quarter. We include any realized gains or losses from our revenue hedging program in our calculation of OIBA.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.3 billion at June 30, 2011. Of this amount, $289 million is held by our majority-owned subsidiaries, which is included in our consolidated financial statements but not considered available for our working capital purposes.

The total available under our $750 million unsecured revolving credit facility was $723 million. The only amounts applied to the revolver are outstanding letters of credit totaling $27 million. Long-term debt totaled $1.6 billion.

For the quarter ended June 30, 2011, net cash provided by operating activities was $491 million and free cash flow was $433 million. Both measures include $295 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow increased $162 million compared to the prior year primarily due to our working capital benefit, partially offset by higher capital expenditures.

At June 30, 2011, we had stock-based awards outstanding representing approximately 25 million shares of our common stock, consisting of stock options to purchase 22 million common shares with a $19.07 weighted average exercise price and weighted average remaining life of 5.2 years, and 3 million restricted stock units (RSUs).

We did not make any share repurchases during the second quarter, and currently have 17.4 million shares of repurchase capacity under our existing repurchase authorization.

On June 17, 2011 we paid a quarterly dividend of $19 million ($0.07 per common share). In addition, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.07 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 26, 2011, with a payment date of September 16, 2011. Based on our current shares outstanding we estimate the total payment for this quarterly dividend will be approximately $19 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

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Recent Highlights

Global Presence

•	Expedia launched a localized site in Korea extending its global reach to 23 countries.

•

Tencent became the second largest shareholder in eLong through acquisition of a 16% equity stake. Tencent and eLong plan to form a business partnership developing online travel services and distributing eLong’s travel products to Tencent’s online community of 674 million active user accounts in China. Expedia also made an additional investment in eLong in order to maintain our controlling ownership position, which is currently 55% or 51% on a fully-diluted basis.

•	Hotels.com launched sites in Indonesia and Vietnam expanding its global presence and its focus on the Asia-Pacific region.

•

TripAdvisor introduced its flight metasearch tool on sites in Canada, France, Germany, Ireland, Italy and Spain, giving users the ability to search flights, estimate fees and view airline ratings. TripAdvisor also launched a localized site in Egypt, extending TripAdvisor’s global footprint to 30 countries and 21 languages.

Traveler Value Proposition and Innovation

•	Collectively Expedia, Hotels.com, TripAdvisor and Hotwire’s Travel-Ticker® travel apps are downloaded an average of 36 times per minute, an increase of approximately 20% over first quarter.

•

Expedia and Groupon announced an exclusive partnership and launched Groupon Getaways with Expedia® becoming the largest distributor of daily travel deals. Customers bought more than 15,000 travel deals within the first 3 days of launch.

•

Expedia also launched an Expedia Hotels app for Android users, and rolled out an optimized mobile site featuring upgrades like one-finger navigation and location-enabled search that allows users to find nearby accommodations. Expedia in Germany launched the first ever holiday package iPhone app, enabling travelers in Germany to shop for and book their complete vacation package right from their mobile phone.

•	Hotels.com introduced new smart phone apps for iPhone and Android, giving users the ability to search for and book more than 20,000 last-minute hotel deals.

Media, Advertising and Distribution

•

Expedia® Affiliate Network (EAN) signed agreements to power online travel bookings for a number of partners worldwide, including South African Airlines, the premier airline carrier in Africa; Cheaphotels.org, a leading website for budget hotel rooms in Europe; GLOBE-TROTTER T&E Inc., Japan’s leading travel guide company; Japanese travel site Arukikata; and E-Travel SA, a Greek search partner operating several travel sites. EAN has also partnered with Wooba, a booking system for Brazilian travel agents; Reserve, a software provider for corporate travel agencies; and Jetstar, the largest revenue-earning low-cost carrier in Asia-Pacific.

•

Expedia® Media Solutions, the advertising sales division of Expedia, announced the expansion of its TravelAds search advertising program to France, Germany and Italy. This expansion brings ease-of-use, flexibility and high marketing return on investment to more Expedia partners worldwide.

•

TripAdvisor acquired leading travel site Where I’ve Been®, an interactive social platform that lets users share where they’ve been, lived and want to go. TripAdvisor also announced it recently reached 50 million reviews and opinions on its flagship site, growing from 45 million in April 2011.

•

TripAdvisor content has been integrated onto the websites of more than 250 premier brands worldwide, reaching more than 150 million viewers each month. To-date, approximately 40,000 unique domains worldwide feature a TripAdvisor badge or widget.

Supply Portfolio

•

Expedia Partner Services Group (PSG) reached partnership agreements with leading German low-cost airline, Air Berlin; Lufthansa Airlines; leading Spanish hotel brand, RIU Hotels & Resorts; Kempinski Hotels, Europe’s oldest independent luxury hotel group; and Dollar Thrifty Automotive Group.

•

At quarter end, Expedia global websites featured almost 140,000 bookable properties, with over 55% operating under our merchant model and approximately 25% representing agency properties where we have direct relationships. Expedia sites offer over 85,000 hotels in EMEA and APAC countries.

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenue	$1,023,634	$833,960	$1,845,811	$1,551,879

Costs and expenses:
Cost of revenue (1)	198,544	168,571	376,386	326,601
Selling and marketing (1)	393,969	296,830	735,127	577,668
Technology and content (1)	110,161	87,420	213,345	174,211
General and administrative (1)	84,837	79,105	167,538	150,163
Amortization of intangible assets	7,046	8,344	14,997	17,372
Spin-off costs	2,108	—	2,108	—
Legal reserves and occupancy tax assessments	—	—	1,100	—

Operating income	226,969	193,690	335,210	305,864

Other income (expense):
Interest income	5,536	1,221	8,962	1,816
Interest expense	(31,218)	(20,209)	(62,483)	(41,412)
Other, net	(4,947)	817	(11,164)	1,385

Total other expense, net	(30,629)	(18,171)	(64,685)	(38,211)

Income before income taxes	196,340	175,519	270,525	267,653
Provision for income taxes	(55,450)	(60,166)	(77,426)	(91,701)

Net income	140,890	115,353	193,099	175,952
Net income attributable to noncontrolling interests	(497)	(1,091)	(667)	(2,295)

Net income attributable to Expedia, Inc.	$140,393	$114,262	$192,432	$173,657

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.51	$0.40	$0.70	$0.61
Diluted	0.50	0.40	0.69	0.60

Shares used in computing earnings per share:
Basic	273,592	284,088	273,725	286,333
Diluted	278,106	288,975	278,136	291,726

Dividends declared per common share	$0.07	$0.07	$0.14	$0.14

(1) Includes stock-based compensation as follows:

Cost of revenue	$581	$487	$1,391	$1,276
Selling and marketing	2,868	3,118	7,182	7,435
Technology and content	3,329	3,249	8,080	7,630
General and administrative	6,703	7,797	14,100	17,202

Total stock-based compensation	$13,481	$14,651	$30,753	$33,543

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EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,409,008	$714,332
Restricted cash and cash equivalents	21,794	14,215
Short-term investments	881,602	515,627
Accounts receivable, net of allowance of $15,378 and $12,114	469,488	328,468
Prepaid expenses and other current assets	172,108	128,985

Total current assets	2,954,000	1,701,627
Property and equipment, net	317,987	277,061
Long-term investments and other assets	301,270	232,239
Intangible assets, net	793,482	797,707
Goodwill	3,678,538	3,642,360

TOTAL ASSETS	$8,045,277	$6,650,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$923,184	$700,730
Accounts payable, other	216,460	181,765
Deferred merchant bookings	1,465,429	654,632
Deferred revenue	36,194	29,466
Accrued expenses and other current liabilities	356,852	322,827

Total current liabilities	2,998,119	1,889,420
Long-term debt	1,645,237	1,644,894
Deferred income taxes, net	265,717	248,461
Other long-term liabilities	122,356	131,516

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	351	348
Authorized shares: 1,600,000
Shares issued: 350,967 and 348,416
Shares outstanding: 248,490 and 248,347
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	6,149,609	6,116,697
Treasury stock – Common stock, at cost	(2,290,418)	(2,241,191)
Shares: 102,477 and 100,069
Retained earnings (deficit)	(1,002,101)	(1,194,533)
Accumulated other comprehensive income (loss)	22,608	(8,803)

Total Expedia, Inc. stockholders’ equity	2,880,075	2,672,544
Noncontrolling interest	133,773	64,159

Total stockholders’ equity	3,013,848	2,736,703

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,045,277	$6,650,994

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EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2011	2010
Operating activities:
Net income	$193,099	$175,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	69,452	55,930
Amortization of stock-based compensation	30,753	33,543
Amortization of intangible assets	14,997	17,372
Deferred income taxes	13,138	3,344
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(27,075)	37,221
Realized loss on foreign currency forwards	3,497	3,886
Other	2,340	13,647
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(134,113)	(105,232)
Prepaid expenses and other current assets	(61,484)	(92,514)
Accounts payable, merchant	219,651	143,504
Accounts payable, other, accrued expenses and other current liabilities	78,221	54,343
Deferred merchant bookings	810,740	581,441
Deferred revenue	6,575	10,896

Net cash provided by operating activities	1,219,791	933,333

Investing activities:
Capital expenditures, including internal-use software and website development	(109,040)	(73,128)
Purchases of investments	(853,445)	(429,483)
Sales and maturities of investments	432,866	46,912
Acquisitions, net of cash acquired	(12,969)	(36,353)
Net settlement of foreign currency forwards	(3,497)	(3,886)
Other, net	1,033	4,600

Net cash used in investing activities	(545,052)	(491,338)

Financing activities:
Treasury stock activity	(49,227)	(198,504)
Payment of dividends to stockholders	(38,584)	(40,122)
Proceeds from exercise of equity awards	13,749	30,630
Sales (purchases) of interest in controlled subsidiaries, net	70,626	(24,717)
Excess tax benefit on equity awards	5,044	5,053
Changes in restricted cash and cash equivalents	(7,373)	(2,207)
Other, net	5,102	(10,913)

Net cash used in financing activities	(663)	(240,780)
Effect of exchange rate changes on cash and cash equivalents	20,600	(47,905)

Net increase in cash and cash equivalents	694,676	153,310
Cash and cash equivalents at beginning of period	714,332	642,544

Cash and cash equivalents at end of period	$1,409,008	$795,854

Supplemental cash flow information
Cash paid for interest	61,574	$38,336
Income tax payments, net	26,821	46,135

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Expedia, Inc.

Trended Operational Metrics

(All figures in millions)

•

The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•

We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2009			2010				2011		Y / Y Growth
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Number of Transactions	15.3	15.9	13.1	15.8	16.9	18.1	14.8	17.1	19.4	15%

Gross Bookings by Segment
Leisure	$5,294	$5,570	$4,660	$6,161	$6,194	$6,401	$5,262	$6,652	$7,268	17%
Egencia	330	344	389	471	489	491	493	642	684	40%

Total	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$7,294	$7,951	19%

Gross Bookings by Geography
Domestic	$3,890	$3,793	$3,192	$4,257	$4,470	$4,410	$3,597	$4,439	$4,911	10%
International	1,734	2,121	1,857	2,375	2,213	2,481	2,158	2,855	3,040	37%

Total	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$7,294	$7,951	19%

Gross Bookings by Agency/Merchant
Agency	$3,199	$3,330	$3,065	$3,919	$4,022	$3,959	$3,512	$4,143	$4,473	11%
Merchant	2,425	2,583	1,983	2,713	2,662	2,932	2,243	3,151	3,478	31%

Total	$5,623	$5,914	$5,049	$6,632	$6,683	$6,892	$5,755	$7,294	$7,951	19%

Revenue by Segment
Leisure	$690	$769	$617	$613	$716	$863	$699	$686	$866	21%
TripAdvisor *	90	97	80	114	125	139	107	148	169	35%
Egencia	27	27	29	34	36	35	39	42	47	34%
Corporate	(37)	(40)	(29)	(42)	(43)	(50)	(36)	(54)	(59)	38%

Total	$770	$852	$698	$718	$834	$988	$808	$822	$1,024	23%

Revenue by Geography
Domestic	$490	$514	$414	$467	$532	$589	$477	$495	$587	10%
International	279	338	283	250	301	399	331	327	437	45%

Total	$770	$852	$698	$718	$834	$988	$808	$822	$1,024	23%

Revenue by Agency/Merchant/ Advertising
Agency	$165	$175	$145	$168	$178	$196	$162	$181	$200	12%
Merchant	527	595	475	451	547	675	546	520	686	25%
Advertising & Media Revenue (Net)	78	83	77	98	108	117	100	121	138	27%

Total	$770	$852	$698	$718	$834	$988	$808	$822	$1,024	23%

OIBA by Segment ^
Leisure *	$221	$262	$189	$129	$206	$282	$200	$112	$212	3%
TripAdvisor *	52	57	39	66	73	74	47	80	89	23%
Egencia	(0)	0	1	5	5	2	3	5	7	39%
Corporate	(60)	(63)	(67)	(58)	(64)	(64)	(74)	(68)	(65)	1%

Total	$212	$256	$163	$143	$219	$294	$175	$129	$243	11%

Worldwide Hotel (Merchant & Agency)
Room Nights	18.2	21.7	16.3	15.9	20.3	24.7	18.8	18.2	24.6	21%
Room Night Growth	26%	27%	23%	18%	12%	14%	15%	15%	21%	21%
ADR Growth	-19%	-14%	-9%	0%	2%	1%	2%	3%	6%	6%
Revenue per Night Growth	-22%	-19%	-6%	-5%	-7%	0%	0%	1%	5%	5%
Revenue Growth	-1%	3%	16%	12%	4%	14%	15%	16%	27%	27%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	13%	27%	32%	22%	6%	10%	6%	-10%	-3%	-3%
Airfare Growth	-22%	-18%	-4%	9%	17%	9%	5%	13%	11%	11%
Revenue per Ticket Growth	-29%	-28%	-26%	-13%	7%	4%	9%	18%	1%	1%
Revenue Growth	-20%	-8%	-2%	6%	13%	14%	15%	6%	-1%	-1%

^	During first quarter 2011, we changed our allocation methodology for information technology expenses. We revised prior year OIBA by segment to conform to our current year presentation.
*	TripAdvisor Revenue and OIBA include intersegment amounts and Leisure OIBA includes intersegment expenses; both of which are eliminated in consolidation. Those eliminations appear above in “Corporate” for Revenue by Segment.

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Notes & Definitions:

Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire®, the Expedia Affiliate Network and other leisure brands.

TripAdvisor Media Group (“TripAdvisor”) – Reflects TripAdvisor.com and its international version sites, as well as acquired companies operated by TripAdvisor such as SmarterTravel® and Kuxun™.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes intercompany eliminations as well as unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definition for OIBA was revised in the first quarter of 2009 and the definition for adjusted net income was revised in both the first quarter of 2009 and fourth quarter of 2010.

Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, and (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; (3) certain infrequently occurring items, including restructuring; (4) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; and (5) gains (losses) realized on revenue hedging activities that are included in other, net.

For the second quarter of 2011, infrequently occurring items excluded from OIBA also included approximately $2 million in costs related to the planned spin-off of TripAdvisor Media Group later this year.

We exclude the items listed above from OIBA because doing so provides investors greater insight into management decision making at Expedia. We believe OIBA is useful to investors because it is our primary internal metric by which management evaluates the performance of our business as a whole and our individual business segments, on which internal budgets are based, and by which management, including our Chief Executive Officer, is compensated. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, OIBA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. Although depreciation is also a non-cash expense, it is included in OIBA because it is driven directly by the capital expenditure decisions made by management. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. However, OIBA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price, foreign currency exchange rates and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts. We present a reconciliation of this non-GAAP financial measure to GAAP below.

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Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures

Operating Income Before Amortization

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(In thousands)
OIBA	$243,284	$219,472	$372,542	$362,016
Amortization of intangible assets	(7,046)	(8,344)	(14,997)	(17,372)
Stock-based compensation	(13,481)	(14,651)	(30,753)	(33,543)
Spin-off costs	(2,108)	—	(2,108)	—
Legal reserves and occupancy tax assessments	—	—	(1,100)	—
Realized (gain) loss on revenue hedges	6,320	(2,787)	11,626	(5,237)

Operating income	226,969	193,690	335,210	305,864
Interest expense, net	(25,682)	(18,988)	(53,521)	(39,596)
Other, net	(4,947)	817	(11,164)	1,385
Provision for income taxes	(55,450)	(60,166)	(77,426)	(91,701)
Net income attributable to noncontrolling interests	(497)	(1,091)	(667)	(2,295)

Net income attributable to Expedia, Inc.	$140,393	$114,262	$192,432	$173,657

Adjusted Net Income & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$140,393	$114,262	$192,432	$173,657
Amortization of intangible assets	7,046	8,344	14,997	17,372
Stock-based compensation	13,481	14,651	30,753	33,543
Spin-off costs	2,108	—	2,108	—
Legal reserves and occupancy tax assessments	—	—	1,100	—
Foreign currency loss on U.S. dollar cash balances held by eLong	1,182	873	1,559	748
Unrealized gain on revenue hedges	(1,983)	(903)	(837)	(1,621)
Noncontrolling interests	(1,050)	(783)	(1,724)	(1,220)
Provision for income taxes	(6,906)	(7,744)	(15,084)	(16,516)

Adjusted net income	$154,271	$128,699	$225,304	$205,963

GAAP diluted weighted average shares outstanding	278,106	288,975	278,136	291,726
Additional restricted stock units	2,665	3,959	2,904	4,249

Adjusted weighted average shares outstanding	280,771	292,934	281,040	295,975

Diluted earnings per share	$0.50	$0.40	$0.69	$0.60
Adjusted earnings per share	0.55	0.44	0.80	0.70

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(in thousands)
Net cash provided by operating activities	$490,701	$313,806	$1,219,791	$933,333
Less: capital expenditures	(57,961)	(43,453)	(109,040)	(73,128)

Free cash flow	$432,740	$270,353	$1,110,751	$860,205

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Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(in thousands)
Cost of revenue	$198,544	$168,571	$376,386	$326,601
Less: stock-based compensation	(581)	(487)	(1,391)	(1,276)

Cost of revenue excluding stock-based compensation	$197,963	$168,084	$374,995	$325,325

Selling and marketing expense	$393,969	$296,830	$735,127	$577,668
Less: stock-based compensation	(2,868)	(3,118)	(7,182)	(7,435)

Selling and marketing expense excluding stock-based compensation	$391,101	$293,712	$727,945	$570,233

Technology and content expense	$110,161	$87,420	$213,345	$174,211
Less: stock-based compensation	(3,329)	(3,249)	(8,080)	(7,630)

Technology and content expense excluding stock-based compensation	$106,832	$84,171	$205,265	$166,581

General and administrative expense	$84,837	$79,105	$167,538	$150,163
Less: stock-based compensation	(6,703)	(7,797)	(14,100)	(17,202)

General and administrative expense excluding stock-based compensation	$78,134	$71,308	$153,438	$132,961

Conference Call

Expedia, Inc. will audiocast a conference call to discuss second quarter 2011 financial results and certain forward-looking information on Thursday, July 28, 2011 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 28, 2011 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: declines or disruptions in the travel industry; changes in our relationships and contractual agreements with travel suppliers or supplier intermediaries; risks relating to the announced spin-off of our TripAdvisor business; increases in the costs of maintaining and enhancing our brand awareness; changes in search engine algorithms and dynamics, or search engine disintermediation; our inability to adapt to technological developments or to maintain our existing technologies; our ability to expand successfully in international markets; changes in senior management; volatility in our stock price; changing laws, rules and regulations and legal uncertainties relating to our business; unfavorable new, or adverse application of existing, tax laws, rules or regulations; adverse outcomes in legal proceedings to which we are party; provisions in certain credit card processing agreements that could adversely impact our liquidity and financial positions; fluctuations in our effective tax rate; our inability to access the capital markets when necessary; risks related to our long term indebtedness; fluctuations in foreign exchange rates; risks related to the failure of counterparties to perform on financial obligations; potential liabilities resulting from our processing, storage, use and disclosure of personal data; the integration of current and acquired businesses; the risk that our intellectual property is not protected from copying or use by others, including competitors; and other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended March 31, 2011.

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Except as required by law, we undertake no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Additional Information about the TripAdvisor Spin-Off

As previously announced, Expedia intends to spin-off its TripAdvisor Media Group businesses into a separate publicly-traded company. In connection with the proposed spin-off, Expedia has filed a preliminary proxy statement/prospectus with the SEC. Stockholders of Expedia are urged to read the definitive proxy statement/prospectus, when it becomes available, because it will contain important information about Expedia, the proposed spin-off transaction and related matters. Investors and security holders can obtain free copies of the definitive proxy statement/prospectus when it becomes available by contacting Investor Relations, Expedia, 333 108th Avenue N.E., Bellevue, Washington 98004 (Telephone: (425) 679-3555). Investors and security holders can also obtain free copies of the proxy statement/prospectus and other documents filed by Expedia and TripAdvisor with the SEC in connection with the proposed spin-off transaction at the SEC’s web site at www.sec.gov.

In addition to the proxy statement/prospectus, Expedia files annual, quarterly and current reports, proxy statements and other information with the SEC, each of which should be available at the SEC’s web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by Expedia at the SEC public reference room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information.

Expedia and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of Expedia’s stockholders to approve the proposed spin-off transaction. Such individuals may have interests in the transaction as described in Expedia’s proxy statement/prospectus, including as a result of current holdings of options, restricted share units or shares of Expedia’s stock and future holdings of options, restricted share units or shares of TripAdvisor’s stock, which will be impacted in the transaction. Information regarding Expedia and the equity interests of its directors and officers who may be deemed to be participants in the solicitation of proxies is contained in Expedia’s preliminary proxy statement/prospectus, filed with the SEC on July 27, 2011.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes more than 90 localized Expedia.com®- and Hotels.com®-branded sites; leading U.S. discount travel site Hotwire®; leading agency hotel company Venere.com™; Egencia®, the world’s fifth largest corporate travel management company; the world’s largest travel community TripAdvisor® Media Group; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China’s second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor Media Group and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network.

Trademarks and logos are the property of their respective owners. © 2011 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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